Exhibit 99.1

Inventure Foods Appoints Joel D. Stewart to Board of Directors

PHOENIX, January 31, 2017 (GLOBE NEWSWIRE) — Inventure Foods, Inc. (NASDAQ: SNAK) (“Inventure Foods” or the “Company”), a leading specialty food marketer and manufacturer, announced the appointment of Mr. Joel D. Stewart as an independent director on its Board of Directors, effective today. Mr. Stewart was appointed to the Board to fill the vacancy left by Mr. David L. Meyers, as previously announced on January 17, 2017.

Mr. Timothy A. Cole, Inventure Foods’ Interim Chairman of the Board, commented, “I would like to welcome Joel to Inventure Foods and look forward to his future strategic insights and contributions to our Board of Directors as we move forward. We remain sharply focused on creating shareholder value and we believe today’s actions underscore that commitment.”

Mr. Stewart currently serves as a Vice President of LKCM Headwater Investments, the private equity arm of Luther King Capital Management Corporation, an SEC-registered investment advisory firm  (“LKCM”).  Mr. Stewart has been with LKCM since August 2013 and serves as a director and/or advisor to multiple portfolio companies held by LKCM Headwater Investments and other LKCM affiliates.  Previously, Mr. Stewart served as a Vice President at The Presidio Group, a San Francisco-based wealth management, investment and advisory firm, a Principal of 6Pacific Partners, LLC, a boutique merchant bank focused on the food, beverage and nutrition industries, and as an investment banker at JPMorgan.

Mr. Stewart received his Bachelor of Business Administration in Finance and Economics from Baylor University and his Masters of Business Administration from the McCombs School of Business at the University of Texas.

Luther King Capital Management Corporation, an affiliated entity of LKCM Headwater Investments, reported ownership of approximately  2.24 million shares (or 11.4%) of the Company’s outstanding capital stock in its Schedule 13D filed with the Securities and Exchange Commission on January 23, 2017.

About Inventure Foods

With manufacturing facilities in Arizona, Indiana, Washington, Oregon and Georgia, Inventure Foods, Inc. (Nasdaq:SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Foods™, Jamba®, Seattle’s Best Coffee®, Rader Farms®, TGI Fridays™, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, Willamette Valley Fruit Company™, Fresh Frozen™, Bob’s Texas Style® and Sin In A Tin™. For further information about Inventure Foods, please visit www.inventurefoods.com.

Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s ability to improve its operational and financial performance, execute its strategic initiatives and pursue value-enhancing initiatives.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that the Company will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described from time to time in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.

Contact

Katie Turner, ICR (646) 277-1200